Exhibit 99.1

                   CIMAREX ENERGY PROVIDES OPERATIONAL UPDATE

    DENVER, Sept. 27 -- Cimarex Energy Co. (NYSE: XEC) today announced that approximately 125 million cubic feet per day of its natural gas equivalent production (MMcfe/d) remains shut-in as a result of hurricane activity in the Gulf of Mexico and nearby coastal areas.

    Production curtailments in anticipation of Hurricane Rita began Wednesday, September 21 and total company-wide net volumes shut in reached a maximum of 145 MMcfe/d over the weekend. Included in the peak amount of curtailments was 20 MMcfe/d of Permian Basin production that was turned offline because third-party gas processing facilities were shut down.

    Of total remaining shut-in volumes, approximately 65 MMcfe/d is from Gulf of Mexico fields and 60 MMcfe/d is from wells located in Vermilion Parish, Louisiana, Liberty County, Texas and other areas along the Texas Gulf Coast. Included in the total amount of shut-in offshore volumes is 14 MMcfe/d that was initially curtailed on August 28 because of Hurricane Katrina.

    Preliminary inspections of operated facilities and reports from other operators indicate little to no apparent damage to affected production facilities. As such, current general expectations are that the bulk of the Hurricane Rita related curtailments should be back online within two weeks. However, because of extensive flooding and the requisite start-up of downstream trucking operations, gas transportation pipelines, gas processing plants and offshore production facilities managed by others, the exact timing of the resumption of output is still being assessed and may change.

    Depending on the receipt of more definitive information from industry partners, downstream facility operators, affected regulatory agencies, and select oil and gas purchasers, Cimarex currently plans to update its overall 2005 production outlook in conjunction with its third-quarter 2005 operations update and earnings release.

    The company has also been informed by one of its partners that two offshore jackup rigs drilling wells on blocks in which Cimarex had working interests are no longer at their pre-storm locations.

    About Cimarex Energy
    Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the U.S.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions include 1) the possibility that problems may arise in successfully integrating the Magnum Hunter acquisition; 2) the possibility that the acquisition may involve unexpected costs; 3) the possibility that the industry may be subject to future regulatory or legislative actions; 4) the volatility in commodity prices for oil and gas; 5) the presence or recoverability of estimated reserves; 6) the ability to replace reserves; 7) environmental risks; 8) drilling and operating risks; 9) exploration and development risks; 10) competition; 11) the ability of management to execute its plans to meet its goals and other risks that are described in SEC reports filed by Cimarex. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Cimarex. Cimarex assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.